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As filed with the Securities and Exchange Commission on January 16, 2004

Registration No. 333-110553

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CACHE, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	59-1588181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1440 BROADWAY
NEW YORK, NEW YORK 10018
(212) 575-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

BRIAN WOOLF
CHIEF EXECUTIVE OFFICER
CACHE, INC.
1440 BROADWAY
NEW YORK, NEW YORK 10018
(212) 575-3200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

MICHAEL R. LITTENBERG, ESQ.	NEIL GOLD, ESQ.
SCHULTE ROTH & ZABEL LLP	FULBRIGHT & JAWORSKI L.L.P.
919 THIRD AVENUE	666 FIFTH AVENUE
NEW YORK, NY 10022	NEW YORK, NY 10103
PHONE: (212) 756-2000	PHONE: (212) 318-3000
FAX: (212) 593-5955	FAX: (212) 318-3400

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /x/

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The Company is filing this Amendment No. 3 to amend Exhibit Number 5.1 to the Registration Statement. The new Exhibit 5.1 replaces the Exhibit 5.1 filed in Amendment No. 2 on January 13, 2004. This Amendment consists solely of the facing page, this explanatory note and Part II of the Registration Statement and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table indicates the expenses we will incur in connection with the offering described in this registration statement. All amounts are estimates, other than the SEC registration fee and the NASD fee.

SEC registration fee	$4,760
NASD fee	6,384
Accounting fees and expenses	50,000
Legal fees and expenses	150,000
Printing and engraving	100,000
Transfer agent fees and expenses	10,000
Blue sky fees and expenses	5,000
Miscellaneous expenses	48,856

Total	$375,000

Item 15. Indemnification of Directors and Officers.

        Article VIII of our Articles of Incorporation, as amended, provides that we shall, to the extent permitted by law, (a) indemnify and hold harmless each person serving as a director or officer for us or, at our request, as a director or officer of any other corporation, against any claim or liability arising from service in such capacity, and (b) reimburse any such person for all costs, legal and other expenses reasonably incurred by such person in connection with any claim or liability for which such person is adjudged liable to the extent permitted by law. Article VIII further provides that nothing contained therein will restrict us from indemnifying or reimbursing any such person in a proper case although not specifically provided for therein.

        Our authority to indemnify our officers and directors is governed by Section 607.0850 of the Florida 1989 Business Corporation Act, which permits a corporation to indemnify any person serving as a director, officer, employee, or agent of such corporation or, at the request of such corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Person"), against liability to third parties or associated expense arising from his service in that capacity if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also permits a corporation to indemnify an Indemnified Person against liability in derivative actions if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, except that, unless court approval is obtained, no Indemnified Person may be indemnified in respect of a matter to which it is adjudged to be liable. Except in cases where the Indemnified Person has been successful on the merits or otherwise in the defense of the action, the determination that the applicable standard for indemnification has been met must be made by: (a) a majority vote of a quorum of disinterested directors; (b) a majority vote of a committee designated by the board of directors consisting of two or more disinterested directors; (c) independent legal counsel (i) selected by the board of directors prescribed in (a) above or the committee prescribed in (b) above, or (ii) if a quorum of directors cannot be obtained for (a) above and the committee cannot be designated under (b) above, selected by a majority vote of the full board of directors; or (d) a majority vote of a quorum of disinterested shareholders, or, if no such quorum is obtainable, by a majority vote of disinterested shareholders. A corporation is authorized to make such further indemnification of Indemnified Persons as is authorized by law, by-law, agreement, vote of shareholders or disinterested directors or otherwise, unless a judgment or other final adjudication establishes that his actions, or omission to act, were material to the cause of action so adjudicated and constitute: (a) a violation of criminal law unless the Indemnified Person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the Indemnified Person derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Sec. 607.0834 (with respect to liability of directors for unlawful distributions) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of a corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. A corporation may procure insurance for Indemnified Persons against liability whether or not it would have the power to indemnify against such liability under Section 607.0850. Provision is also made for the advancement of expenses prior to final disposition, subject to repayment unless the Indemnified Person is ultimately determined to be entitled to indemnification. Provision is also made that unless the corporation's articles of incorporation provide otherwise, under certain circumstances, a court may order indemnification and advancement of expenses, notwithstanding the failure of a corporation to provide indemnification and despite any contrary determination of the board or of the shareholders in a particular case.

        The Florida 1989 Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions of Section 607.0834 (with respect to liability of directors for unlawful distribution) are applicable; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        We maintain a standard form of directors and officers' liability insurance policy which provides coverage to our directors and officers for certain liabilities.

Item 16. Exhibits and Financial Statement Schedules.

        a. Exhibits

1.1	Form of Underwriting Agreement (previously filed)
5.1	Form of Opinion of Akerman Senterfitt
10.1	Employment Agreement effective as of September 30, 2003 between Cache, Inc. and Brian P. Woolf (previously filed)
23.1	Consent of KPMG LLP
23.2	Notice regarding lack of consent of Arthur Andersen LLP (1)
24	Power of Attorney (previously filed)

(1)
Incorporated by Reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, as of January 16, 2004.

CACHE, INC.
By:	/s/ BRIAN WOOLF Brian Woolf Chairman of the Board & Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated, on the 16th day of January, 2004.

Name and Signature	Title	Date

/s/ BRIAN WOOLF Brian Woolf	Chairman of the Board/ Chief Executive Officer	January 16, 2004
/s/ THOMAS E. REINCKENS Thomas E. Reinckens	President/Chief Operating Officer/Director (principal financial and accounting officer)	January 16, 2004
* Arthur S. Mintz	Director	January 16, 2004
* Andrew M. Saul	Director	January 16, 2004
* Joseph E. Saul	Director	January 16, 2004
* Morton J. Schrader	Director	January 16, 2004
*By:	/s/ THOMAS E. REINCKENS Thomas E. Reinckens Attorney-in-fact

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES